Exhibit 99.1

Southern First Named a Top Performing Bank by Sandler O’Neill

Greenville, South Carolina, October 2, 2019 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, has been named by Sandler O’Neill + Partners, L.P. as one of the nation's top performing small-cap banks and thrifts, included in the firm's Sm-All Stars Class of 2019. Southern First was also included in the Sm-All Stars Class of 2015.

The 2019 Sm-All-Star Class includes 30 banks. To identify the small-cap companies that made the list, Sandler O'Neill evaluated all 394 publicly traded banks and thrifts with a market cap below $2.5 billion. To incorporate a liquidity restraint, Sandler O’Neill placed a $25 million cutoff at the low-end of the market cap range.

The Sm-All Stars designation was established to identify the top performing small-cap banks and thrifts in the United States. Performance metrics of Sm-All Star institutions are exceptional, exceeding the industry metrics. Companies were selected based on various financial screening criteria, including growth, profitability, credit quality and capital strength.

ABOUT SOUTHERN FIRST BANCSHARES

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The Company’s wholly-owned subsidiary, Southern First Bank, is the third largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 13 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has assets of approximately $2.1 billion and its common stock is traded in the NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070

MEDIA CONTACT: ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com